UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

(Rule 14c-101)

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The RBB Fund, Inc.
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Abbey Capital Futures Strategy Fund
(Investment Portfolio of The RBB Fund, Inc.)
Bellevue Park Corporate Center
103 Bellevue Parkway
Wilmington, DE 19809

January 20, 2016

Dear Shareholder:

This letter is being provided to shareholders of the Abbey Capital Futures Strategy Fund (the "Fund"), a portfolio of The RBB Fund, Inc. (the "Company"), to notify shareholders of the addition of a new trading adviser and of a new trading advisory agreement with an existing trading adviser.

Abbey Capital Limited ("Abbey Capital" or the "Adviser") and the Company are required to furnish shareholders with information about new trading advisers and trading advisory agreements. This notification is a condition of an exemptive order that Abbey Capital and the Company received from the Securities and Exchange Commission permitting Abbey Capital, as the Fund's investment adviser, to hire new trading advisers or make changes to existing trading advisory agreements with the approval of the Company's board of directors, but without obtaining approval of the Fund's shareholders.

The enclosed "Information Statement" provides information relating to the addition of a new trading adviser to the Fund. The Information Statement also provides information relating to the approval of a new trading advisory agreement with an existing trading adviser of the Fund due to a change of control of the existing trading adviser. The addition of the new trading adviser and the approval of a new trading advisory agreement with an existing trading adviser as described in the Information Statement do not require shareholder approval. You have previously been provided with a supplement to the Fund's prospectus reflecting the addition of the new trading adviser.

Please take a few minutes to review the attached materials. Thank you for your investment in the Abbey Capital Futures Strategy Fund.

Best regards,

Salvatore Faia
President

The RBB Fund, Inc., on behalf of the Abbey Capital Futures Strategy Fund

IMPORTANT NOTICE REGARDING THE
AVAILABILITY OF INFORMATION STATEMENT

The Information Statement is available at www.abbeycapital.com/

Abbey Capital Futures Strategy Fund
(Investment Portfolio of The RBB Fund, Inc.)
Bellevue Park Corporate Center
103 Bellevue Parkway
Wilmington, DE 19809

INFORMATION STATEMENT

January 20, 2016

This Information Statement is being provided to the shareholders of the Abbey Capital Futures Strategy Fund (the "Fund"), a portfolio of The RBB Fund, Inc. (the "Company"), to provide information regarding a new trading advisory agreement among Abbey Capital Limited ("Abbey Capital" or the "Adviser"), Conquest Capital LLC ("Conquest") and Abbey Capital Offshore Fund Limited, a wholly-owned and controlled subsidiary of the Fund organized under the laws of the Cayman Islands (the "Subsidiary") and a new trading advisory agreement among Abbey Capital, Harmonic Capital Partners LLP ("Harmonic") and the Subsidiary. THIS INFORMATION STATEMENT DOES NOT RELATE TO A MEETING OF THE FUND'S SHAREHOLDERS OR TO ANY ACTION BY SHAREHOLDERS. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQESTED NOT TO SEND US A PROXY.

Background

The Company is an open-end management investment company organized as a corporation under the laws of the State of Maryland. The Company currently consists of 24 separate portfolio series, including the Fund.

The Fund seeks to provide long-term capital appreciation; with current income as a secondary objective. The Fund seeks to achieve its investment objective by allocating its assets between a "Managed Futures" strategy and a "Fixed Income" strategy. The Managed Futures strategy is achieved by the Fund investing up to 25% of its total assets in the Subsidiary. The Managed Futures strategy investments are designed to achieve capital appreciation in the financial and commodities futures markets. The Adviser allocates the assets of the Subsidiary to one or more trading advisers ("Trading Advisers") to manage in percentages determined at the discretion of the Adviser.

In addition to Conquest and Harmonic, the Fund's Trading Advisers consist of the following, existing Trading Advisers: Altis Partners (Jersey) Limited, Cantab Capital Partners LLP, Eclipse Capital Management, Inc., Graham Capital

Management, LP, P/E Global, LLC, Revolution Capital Management, LLC, and Trigon Investment Advisors LLC.

The Adviser may allocate assets of the Subsidiary to a single Managed Futures portfolio or multiple Managed Futures portfolios that include investment styles or sub-strategies such as (i) trend following, (ii) discretionary, fundamentals-based investing with a focus on macroeconomic analysis, (iii) strategies that pursue both fundamental and technical trading approaches, (iv) other specialized approaches to specific or individual market sectors such as equities, interest rates, metals, agricultural and soft commodities and (v) systematic trading strategies which incorporate technical and fundamental variables.

Each Trading Adviser invests according to a Managed Futures strategy in one or a combination of (i) options, (ii) futures, (iii) forwards, (iv) spot contracts or (v) swaps, including total return swaps, each of which may be tied to (i) commodities, (ii) financial indices and instruments, (iii) foreign currencies, or (iv) equity indices. Each current Trading Adviser is registered with the U.S. Commodity Futures Trading Commission (the "CFTC") as a Commodity Trading Advisor ("CTA"). Trading Advisers that are not registered with the SEC as investment advisers provide advice only regarding matters that do not involve securities.

The Fixed Income strategy invests the Fund's assets primarily in investment grade fixed income securities (of all durations and maturities) in order to generate interest income and capital appreciation, which may add diversification to the returns generated by the Fund's Managed Futures strategy. The Fund must set aside liquid assets, or engage in other SEC or staff-approved measures, to "cover" open positions with respect to certain kinds of derivative instruments. The Fixed Income strategy investments may be used to help cover the Fund's derivative positions.

The Adviser has entered into a trading advisory agreement with each Trading Adviser to manage a portion of the Subsidiary's assets. Each Trading Adviser makes investment decisions for the assets it has been allocated to manage. The Adviser oversees the Trading Advisers for compliance with the Fund's investment objective, policies, strategies and restrictions, and monitors each Trading Adviser's adherence to its investment style. The Board of Directors of the Company (the "Board") supervises the Adviser and the Trading Advisers, establishes policies that they must follow in their management activities, and oversees the hiring, termination and replacement of Trading Advisers recommended by the Adviser.

Not all of the Trading Advisers listed for the Subsidiary may be actively managing assets for the Subsidiary at all times. Subject to the oversight of the Board, the Adviser may temporarily allocate Subsidiary assets away from a Trading Adviser. Situations in which the Adviser may make such a determination include changes in the level of assets in the Fund, changes to the Adviser's view of the Trading Adviser's current opportunities, changes in a Trading Adviser's personnel or a Trading Adviser's adherence to an investment strategy.

The Fund is managed by the Adviser and one or more Trading Advisers unaffiliated with the Adviser. The Adviser also has the ultimate responsibility to oversee the Trading Advisers, and to recommend their hiring, termination, and replacement, subject to approval by the Board. The Fund compensates the Adviser for its services at the annual rate of 1.97% of the Fund's average annual net assets, payable on a monthly basis in arrears. The Adviser compensates the Trading Advisers out of the advisory fee that it receives from the Fund. The addition of Conquest will not result in a change to the Adviser's advisory fee.

The Fund currently offers three classes of shares: Class I Shares, Class A Shares and Class C Shares. The Adviser has contractually agreed to waive its advisory fee and/or reimburse expenses in order to limit total annual fund operating expenses (excluding certain items discussed below) to 1.99%, 2.24% and 2.99% of the Fund's average daily net assets attributable to Class I Shares, Class A Shares and Class C Shares, respectively. In determining the Adviser's obligation to waive advisory fees and/or reimburse expenses, the following expenses are not taken into account and could cause net total annual fund operating expenses to exceed 1.99%, 2.24% or 2.99%, as applicable: acquired fund fees and expenses, brokerage commissions, extraordinary items, interest or taxes. This contractual limitation is in effect until December 31, 2016 and may not be terminated without the approval of the Board. If at any time during the first three years the Advisory Agreement is in effect, the Fund's total annual fund operating expenses for that year are less than 1.99%, 2.24% or 2.99%, as applicable, the Adviser may recoup any waived amount from the Fund if such reimbursement does not cause the Fund to exceed expense limitations that were in effect at the time of the waiver or reimbursement.

Conquest Capital LLC and the Conquest Agreement

At a regular meeting of the Board held on September 30, 2015 the directors, including a majority of those directors who are not "interested persons" of the Company (as such term is defined in the Investment Company Act of 1940, as amended (the "1940 Act")) voting separately, approved a new trading advisory agreement among the Adviser, Conquest and the Subsidiary (the "Conquest Agreement"). The Conquest Agreement became effective on October 27, 2015.

The terms and conditions of the Conquest Agreement are substantially the same as those of the existing trading advisory agreements with the Fund's other Trading Advisers, except that the fee rate to be paid to Conquest under the Conquest Agreement may differ from the fee rate charged by the Fund's other Trading Advisers pursuant to their respective trading advisory agreements with the Adviser. Under the Conquest Agreement, Conquest receives a fee from the Adviser to manage a portion of the assets of the Subsidiary allocated to Conquest by the Adviser (the "Allocated Assets"). Such fee is paid by the Adviser and not by the Fund or the Subsidiary out of the advisory fee paid by the Fund to the Adviser pursuant to the Advisory Agreement. The Fund would have paid the same amount of advisory fees had the Conquest Agreement been in effect during the last fiscal year.

The Conquest Agreement provides that Conquest shall, subject to the supervision and oversight of the Adviser, trade the Allocated Assets on behalf of the Subsidiary in accordance with the terms of the Conquest Agreement and the Supplemental Trading Agreement entered into by the Adviser and Conquest in relation to the Allocated Assets and in accordance with (i) all governmental, regulatory and self-regulatory laws, rules and regulations applicable to Conquest (collectively "Applicable Law"), including, if applicable, the Commodity Exchange Act, as amended, and the rules and regulations promulgated by the CFTC thereunder (collectively the "CEA"); (ii) subject to Conquest's best execution and conflicts of interests policies as amended from time to time; (iii) with the care, skill, prudence and diligence that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims and, at a minimum, with the same care, skill, prudence and diligence that Conquest uses in managing the assets of any other account or entity; and (iv) the investment objective, policies and restrictions of the Subsidiary and the Fund in relation to the Subsidiary set forth in the Fund's prospectus and statement of additional information, as they may be amended from time to time, any additional policies or guidelines, including without limitation compliance policies and procedures, established by the Adviser, the Fund's Chief Compliance Officer, or by the Fund's Board of Directors that have been furnished in writing to Conquest.

The Conquest Agreement provides that Conquest may, on occasions when it deems the purchase or sale of a commodity interest to be in the best interests of the Subsidiary as well as other fiduciary or agency accounts managed by Conquest, aggregate, to the extent permitted by applicable laws and regulations, the commodity interests to be sold or purchased in order to obtain the best overall terms available. Conquest further agrees to be aware of the position limits imposed on certain commodity interest contracts by the CFTC or applicable contract market. Conquest will be entitled to use that portion of the applicable position limits that bears the same relationship that the Allocated Assets bears to all of the Subsidiary's assets. Conquest currently believes and represents that such CFTC or exchanged imposed speculative limits will not materially affect its trading recommendations or strategy for the Subsidiary given Conquest's current accounts and all proposed accounts for which Conquest has a contract to act as a commodity trading advisor.

The Conquest Agreement provides that it will continue in effect for an initial term ending August 16, 2017, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board or by vote of a majority of the outstanding voting securities of the Fund, and (ii) by vote of a majority of the Directors of the Fund who are not interested persons of the Fund, the Adviser or Conquest, cast in person at a meeting called for the purpose of voting on such approval. The Conquest Agreement may be terminated without penalty by vote of the Board or by vote of a majority of the outstanding voting securities of the Fund upon 60 days' written notice to Conquest, by Conquest upon 60 days' written notice to the Fund and the Adviser, or by the Adviser immediately upon notice to Conquest, and each such agreement terminates automatically in the event of an assignment (as defined in the 1940 Act). The Conquest Agreement also automatically terminates upon termination of the Advisory Agreement.

The Conquest Agreement provides that Conquest shall not be liable for any loss arising out of any portfolio investment or disposition thereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties thereunder. Under no circumstances shall Conquest be liable for any loss arising out of any act or omission taken by another trading advisor, or any other third party, in respect of any portion of the Fund's assets not managed by Conquest.

The Conquest Agreement provides that Conquest shall indemnify the Adviser, the Company, the Fund and the Subsidiary, and their respective affiliates and controlling persons (the "Adviser Indemnified Persons") for any liability and expenses, including reasonable attorneys' fees, which the Adviser, the Company, the Fund and/or the Subsidiary and their respective affiliates and controlling persons may sustain as a result of Conquest's breach of the Conquest Agreement or its representations and warranties therein or as a result of Conquest's willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder or violation of applicable law; provided, however, that the Adviser Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of the Adviser's willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties thereunder.

The Conquest Agreement provides that the Adviser shall indemnify Conquest, its affiliates and its controlling persons (the "Conquest Indemnified Persons") for any liability and expenses, including reasonable attorneys' fees, arising from, or in connection with, the Adviser's breach of the Conquest Agreement or its representations and warranties therein or as a result of the Adviser's willful misfeasance, bad faith, gross negligence, reckless disregard of its duties thereunder or violation of applicable law; provided, however, that Conquest Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of Conquest's willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties thereunder.

Information About Conquest. Conquest is a Delaware Limited Liability Company formed in 2001 and based in New York. Conquest's main office is located at 540 Madison Avenue, 14th Fl, New York, NY 10022. Conquest is a wholly-owned subsidiary of Conquest Capital Group LLC ("CCG") which is controlled by its founder, Marc Malek. Conquest is registered with the CFTC as both a CTA and a Commodity Pool Operator ("CPO") and is a member of the National Futures Association in such capacities. Conquest's philosophy is predominantly focused on capturing short-term directional moves and geared towards peer outperformance during periods of rising volatility and risk aversion. The Fund is the only mutual fund for which Conquest provides advisory services.

Portfolio Managers.

Marc H. Malek — Founder and Portfolio Manager: Mr. Malek is the primary decision-maker at Conquest, setting the strategic and investment direction of the firm. Mr. Malek graduated with Honors from the California Institute of Technology with a Bachelor of Science in Engineering and Applied Science, and holds a Bachelor of Arts in Mathematics from Reed College. He began his career in 1992 at Salomon Brothers as a financial analyst in the Financial Strategy Group. Following his time at Salomon Brothers, he worked at a $400 million hedge fund and financial advisory firm designing trading systems and trading currency options. After joining UBS in 1995, Mr. Malek held various senior level positions, up to worldwide head of the Exotic FX Derivatives Group and Executive Director in charge of FX Proprietary Trading in Europe. Following UBS, he was a principal in Avalon Asset Management where he was the Co-Portfolio Manager of The Enterprise Fund, a CTA. In 2001, Mr. Malek founded Conquest Capital Group LLC, the parent entity of Conquest, where he continued his role as Portfolio Manager and launched Conquest Macro, a systematic short-term trading CTA.

Jason Ruspini — Portfolio Manager, Research: Mr. Ruspini joined Conquest in July 2003. Mr. Ruspini holds a Bachelor of Science in Engineering in Computer Science from the University of Pennsylvania, where he graduated in 1997. In early 1999, he left his internet start-up to join Goldman Sachs where he served as a senior analyst in firm-wide and fixed income technology for over three years. After departing Goldman Sachs, Mr. Ruspini worked as a floor trader on the New York Mercantile Exchange, at which time he began developing systematic strategies.

Harold Feder — Chief Financial Officer & Compliance Officer: Mr. Feder graduated Summa Cum Laude from Touro College with a Bachelor of Science in Accounting. He worked in public accounting for seven years, most recently as an audit manager at Grant Thornton's Financial Services Industry Group. While at Grant Thornton, Mr. Feder was in charge of auditing various hedge funds, private equity partnerships and broker-dealers. He was also an instructor in Grant Thornton's Continuing Professional Education Center, where he gave courses on Audit Planning and on Auditing Broker-Dealers. Mr. Feder has also worked as an accountant at Tudor Investment Corp. Mr. Feder is licensed as a CPA in the state of New York. He is a member of the American Institute of Certified Public Accountants as well as the New York State Society of Certified Public Accountants, where he has served on the Stock Brokerage committee.

Principal Executive Officers and Directors. Set forth below in alphabetical order is a list of each executive officer and director of Conquest indicating position(s) held with Conquest and other business, profession, vocation or employment of a substantial nature. The address of each individual is c/o Conquest at the address noted above.

Name	Position(s) Held with Conquest
Harold Feder	Chief Financial Officer and Chief Compliance Officer
Marc H. Malek	Managing Member

Other Advisory Clients. Conquest does not act as investment adviser or sub-adviser to another registered investment company having a similar investment objective to that of the Fund.

Harmonic Capital Partners LLP and the Harmonic Agreement

At a special meeting of the Board held on December 17, 2015, the directors, including a majority of those directors who are not "interested persons" of the Company (as such term is defined in the Investment Company Act of 1940, as amended (the "1940 Act")) voting separately, approved a new trading advisory agreement among the Adviser, Harmonic and the Subsidiary (the "Harmonic Agreement"). The Harmonic Agreement became effective on December 18, 2015.

The meeting was called to consider a proposal necessitated by the transfer of ownership (the "Ownership Transfer") of Harmonic. Prior to December 18, 2015, Richard Conyers and David Pendlebury held the majority of the outstanding voting interests of Harmonic directly and through Harmonic Capital Limited ("HCL"), a service company that was wholly owned by Mr. Conyers and Mr. Pendlebury. The remaining voting interests in the limited partnership of Harmonic were held by six individuals. Effective December 18, 2015, Mr. Conyers' and Mr. Pendlebury's ownership in HCL was transferred equally to the other remaining Harmonic limited partners.

From inception of the Fund through December 17, 2015, Harmonic was a trading adviser to the Subsidiary pursuant to a trading advisory agreement among the Adviser, Harmonic and the Subsidiary. As Mr. Conyers and Mr. Pendlebury relinquished controlling interest in Harmonic upon the transfer of ownership in HCL, this was deemed a change in control of Harmonic and, in accordance with the terms of the prior agreement between the Adviser, Harmonic and the Subsidiary, the prior agreement was automatically terminated. The Board's approval of a new trading advisory agreement was necessary for Harmonic to continue to serve as a trading adviser responsible for managing a portion of the Subsidiary's assets. The Ownership Transfer is not expected to have any material impact on Harmonic's investment philosophy or management approach or on how Harmonic manages its portion of the Subsidiary's assets.

The terms of the Harmonic Agreement are identical to the terms of the prior trading advisory agreement with respect to services provided by Harmonic. In addition, the trading advisory fees payable to Harmonic by the Adviser under the

Harmonic Agreement are identical to the fees payable under the prior trading advisory agreement. The terms and conditions of the Harmonic Agreement are substantially the same as the Conquest Agreement, except for the trading advisory fees. See pages 3 through 5 for a discussion of these terms.

Information About Harmonic. Harmonic is a London based limited liability partnership formed in 2002. Harmonic's main office is located at 3 Lombard Street, London, EC3V 9AA, United Kingdom. Harmonic is authorized and regulated by the Financial Conduct Authority in the United Kingdom, is registered with the CFTC as a CTA and CPO and is a member of the NFA. Harmonic is also registered with the SEC as an investment adviser. Harmonic uses a systematic multi-strategy approach aiming to capture alpha from futures and currency markets through macro-economic understanding. HCL, a United Kingdom private limited company, has a controlling interest in Harmonic. The Fund is the only mutual fund for which Harmonic provides advisory services.

Portfolio Managers.

Richard Conyers — Investment Partner: Mr. Conyers, primary focus is the development and oversight of Harmonic's research efforts. Prior to founding Harmonic in 2002, Mr. Conyers worked for Aspect Capital from 2000 to 2002 as Head of Fixed Income and Currencies. From 1992 to 2000 he worked for Schroder Investment Management as a Director of Fixed Income and Head of the European fixed income team and from 1987 to 1992 for Dresdner Kleinwort Benson Investment Management as an International Fixed Income fund manager responsible for multi-asset portfolios. He holds a first class honors degree in Mathematics from Durham University.

David Pendlebury — Co-Chief Executive Officer and Investment Partner: Mr. Pendlebury's primary focus is the coordination of Harmonic's overall business. Prior to founding Harmonic in 2002, Mr. Pendlebury worked for Aspect Capital from 1999 to 2002. Initially he researched and developed trading systems and more latterly was responsible for overseeing software and IT related projects in his capacity as Software Development Manager. Before joining Aspect, Mr. Pendlebury worked for the Xerox Research Centre in Cambridge from 1994 to 1999 where he designed and implemented innovative mobile telephony applications. He is the co-author of several patents and research papers relating to these systems. He graduated from Cambridge University with a MA degree in Computer Science.

S. Patrik Säfvenblad — Chief Investment Officer: Dr. Säfvenblad's primary focus is on the research and development of new strategies. Prior to joining Harmonic in 2009, Dr. Säfvenblad worked for DnB NOR Asset Management as Head of Hedge Fund Research. Before joining DnB NOR in 2007, he was Head of Portfolio Management at RPM Risk and Portfolio Management in Stockholm. In this role he managed the firm's investment team and had overall responsibility for research, due diligence and investment analysis. Before joining RPM in 2000, he was Assistant Professor of Finance at the Stockholm School of Economics. His academic research focused on price formation, in particular the information flow in complex markets. He holds a PhD in Finance from the Stockholm School of Economics.

Samir Sheldenkar — Investment Partner: Mr. Sheldenkar's primary focus is on the research and development of new strategies. Prior to joining Harmonic in 2006, Mr. Sheldenkar worked at Application Networks/Thomson Reuters as a Risk and Valuation software engineer, developing and delivering a suite of sophisticated risk analytics to financial services clients. Mr. Sheldenkar holds a degree in Mathematics from Cambridge University and a Masters Degree in Computer Science from Oxford University.

Per Ivarsson — Investment Partner: Mr. Ivarsson's primary focus is on the research and development of new strategies. Prior to joining Harmonic in 2007, Mr. Ivarsson worked at Ocado where he developed software to increase the efficiency of delivering customer orders across the United Kingdom. He has a first class honours degree in Engineering Physics from the Royal Institute of Technology in Stockholm.

Principal Executive Officers and Directors. Set forth below in alphabetical order is a list of each executive officer and director of Harmonic indicating position(s) held with Harmonic and other business, profession, vocation or employment of a substantial nature. The address of each individual is c/o Harmonic at the address noted above.

Name	Position(s) Held with Harmonic
Nicole Chang	Chief Compliance Officer and Chief Legal Officer
Romael Karam	Co-Chief Executive Officer
David Pendlebury	Co-Chief Executive Officer
S. Patrik Säfvenblad	Chief Investment Officer

Other Advisory Clients. Harmonic does not act as investment adviser or sub-adviser to another registered investment company having a similar investment objective to that of the Fund.

Board's Considerations in Approving the Conquest Agreement and Harmonic Agreement

The Board, including a majority of those directors who are not "interested persons" of the Company (as such term is defined in the 1940 Act), approved the Conquest Agreement at a meeting held on September 30, 2015 (the "September Meeting") and approved the Harmonic Agreement (together with the Conquest Agreement, the "Agreements") at a meeting held on December 17, 2015 (the "December Meeting" and, together with the September Meeting, the "Meetings"). In considering the Agreements, the Board took into account all materials provided prior to and during the Meetings and at other meetings throughout the past year, the presentations made during the Meetings, and the discussions held during the Meetings. With respect to the Harmonic Agreement, the Board considered the fact that the Ownership Transfer is not expected to affect the manner in which the Fund and Subsidiary are managed and the fact that the fee structure under the Harmonic Agreement would be identical to the fee structure under the prior agreement with Harmonic. Among other things, the Board considered (i) the nature, extent, and quality of services to be provided to the Fund by Conquest and Harmonic; (ii) descriptions of the experience and qualifications of the personnel providing those services; (iii) Conquest's and Harmonic's investment philosophies and processes; (iv) Conquest's and Harmonic's assets under management and client descriptions; (v) Conquest's and Harmonic's soft dollar commission and trade allocation policies, including information on the types of research and services obtained in connection with soft dollar commissions; (vi) Conquest's and Harmonic's advisory fee arrangements with the Company and other similarly managed clients, as applicable; (vii) Conquest's and Harmonic's compliance procedures; and (viii) Conquest's and Harmonic's financial information and insurance coverage. The Board concluded that Conquest and Harmonic each had substantial resources to provide services to the Fund.

The Board considered the nature, extent, and quality of services to be provided by Conquest and Harmonic. The Board also considered the fees payable under the proposed Agreements. In this regard, the Board noted that the fees for Conquest and Harmonic were payable by Abbey Capital.

After reviewing the information regarding costs, profitability and economies of scale of each of Conquest and Harmonic, and after considering the services to be provided by Conquest and Harmonic, the Board concluded that the trading advisory fees to be paid by the Adviser to Conquest and Harmonic were fair and reasonable and that the Conquest Agreement should be approved for an initial period ending August 16, 2017 and that the Harmonic Agreement should be approved for an initial period ending August 16, 2016.

Additional Information

Advisory and Trading Advisory Fees. For the fiscal year ended August 31, 2015, after waivers, the Fund paid advisory fees to the Adviser of $1,577,554 and the Adviser paid trading advisory fees to the Trading Advisers in the aggregate amount of $811,663.

As of December 10, 2015 (the "Record Date"), the Company's directors and officers as a group owned beneficially less than 1% of the outstanding shares of the Fund. For the fiscal year ended August 31, 2015, the Fund made no brokerage commission payments to affiliated persons.

Information about the Adviser and the Advisory Agreement. Abbey Capital, an Irish limited company founded in 2000, serves as the investment adviser to the

Fund. The Adviser's principal place of business is located at 1-2 Cavendish Row, Dublin 1, Ireland. Cavendish Capital Limited owns 100% of Abbey Capital. As of September 30, 2015, the Adviser had over $2.9 billion in assets under management. The Adviser is registered as an Investment Adviser with the SEC and as a CTA and a CPO with the CFTC (September 2000), and is a member of the National Futures Association. Abbey Capital serves as the Fund's and Subsidiary's investment manager pursuant to the Advisory Agreement.

The list below shows each executive officer and manager of the Adviser indicating position(s) held with the Adviser and other business, profession, vocation or employment of a substantial nature. The address of each individual is c/o the Adviser at the address noted above.

Name	Position(s) Held with Abbey Capital Limited
Tim Brosnan	Non-Executive Chairman
Peter G. Carney	Chief Financial Officer
Anthony Gannon	Director and Chief Executive Officer
Claire Gately	Non-Executive Director
David McCarthy	Non-Executive Director
Denise McPhillips	Chief Compliance Officer
Andrew Meleady	Chief Operating Officer
Mick Swift	Director and Deputy Chief Executive Officer

The Fund's initial shareholders approved an advisory fee level of 1.97% of the average daily net assets of the Fund, which represents the advisory fee to be paid to the Adviser. The addition of Conquest will not result in a change to the Advisor's advisory fee. The current contractual expense limitation agreement in effect between the Fund and the Adviser will also not change with the addition of Conquest. The Adviser will continue to manage, supervise and conduct the affairs and business of the Fund and the Subsidiary and matters incidental thereto. The Advisory Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment. The Advisory Agreement may be terminated at any time, on 60 days' written notice by the Adviser or by the Company (by vote of a majority of the outstanding voting securities of the Fund or by vote of the Board). The Advisory Agreement will continue in effect only if approved annually by a majority of the Board, including a majority of non-interested Directors, or by the vote of the shareholders of a majority of the outstanding voting securities of the Fund.

Information About Distributor and Administrator. BNY Mellon Asset Servicing (US), Inc., 301 Bellevue Parkway, Wilmington, Delaware 19809, serves as the Fund's administrator and Foreside Funds Distributors, LLC, 400 Berwyn

Park, 899 Cassatt Road, Berwyn, Pennsylvania 19312, serves as the Fund's principal underwriter.

Shareholder Reports. The Fund will furnish, without charge, copies of its February 28, 2015 semi-annual report and August 31, 2015 annual report to any shareholder upon request addressed to: Abbey Capital Futures Strategy Fund, c/o BNY Mellon Investment Servicing (US) Inc., 4400 Computer Drive, Westborough, MA 01581.

Share Ownership Information. This Information Statement is being provided to shareholders of record of the Fund as of the Record Date specified above. On such date, following shares of each class of the Fund were outstanding.

Fund	Shares Outstanding
Abbey Capital Futures Strategy Fund
Class I	23,758,751.09
Class A	1,053,004.80
Class C	68,752.06

As of the Record Date, to the Company's knowledge, the following named persons at the addresses shown below were owners of record of approximately 5% or more of the total outstanding shares of the Fund as indicated below:

Name of Fund	Shareholder Name and Address	Number and Percentage of Shares Owned as of Record Date
Abbey Capital Futures Strategy Fund — Class I	CHARLES SCHWAB & CO INC. SPECIAL CUSTODY A/C FBO CUSTOMERS ATTN MUTUAL FUNDS 101 MONTGOMERY STREET SAN FRANCISCO, CA 94104-4122	7,039,380.79	28.29%
Abbey Capital Futures Strategy Fund — Class I	NATIONAL FINANCIAL SERVICES LLC FOR THE EXCLUSIVE BENEFIT OF OUR CUSTOMERS ATTN MUTUAL FUNDS DEPARTMENT 4TH FL 499 WASHINGTON BLVD JERSEY CITY, NJ 07310	3,373,369.76	13.56%
Abbey Capital Futures Strategy Fund — Class I	MORGAN STANLEY SMITH BARNEY LLC SPECIAL CUSTODY A/C FOR THE EXCLUSIVE BENEFIT OF CUSTOMERS OF MSSB 1300 THAMES ST WHARF, 6TH FL BALTIMORE, MD 21231-3496	3,113,057.01	12.51%

Name of Fund	Shareholder Name and Address	Number and Percentage of Shares Owned as of Record Date
Abbey Capital Futures Strategy Fund — Class I	UBS WM USA OMNI ACCOUNT M/F ATTN DEPARTMENT MANAGER 1000 HARBOR BLVD, 5TH FL WEEHAWKEN NJ 07086	2,297,357.95	9.23%
Abbey Capital Futures Strategy Fund — Class I	WELLS FARGO BANK NA FBO OMNIBUS ACCOUNT CASH PO BOX 1533 MINNEAPOLIS MN 55480	1,991,118.68	8.00%
Abbey Capital Futures Strategy Fund — Class I	MAC & CO ATTN MUTUAL FUND OPERATIONS PO BOX 3198 PITTSBURGH, PA 15230-3198	1,510,023.07	6.07%
Abbey Capital Futures Strategy Fund — Class I	RBC CAPITAL MARKETS LLC MUTUAL FUND OMNIBUS PROCESSING ATTN MUTUAL FUND OPS MANAGER 60 SOUTH SIXTH STREET-P08 MINNEAPOLIS, MN 55402-4400	1,482,806.26	5.96%

Procedures for Shareholder Communications with the Board. The Board will receive and review written correspondence from shareholders. Shareholders may address correspondence to individual directors or to the full Board at the Company's principal business address. The Board or an individual director will respond to shareholder correspondence in a manner that the Board or director deems appropriate given the subject matter of the particular correspondence.

The Company maintains copies of all correspondence addressed to individual directors or the Board. Copies of all such correspondence are forwarded promptly to an individual director or the Board, as applicable. The Company responds to any correspondence in the nature of routine operational matters, such as routine account inquiries, on a timely basis, notwithstanding that the correspondence is addressed to an individual director or the Board, and communicates such response to the Board or director to whom the correspondence was addressed.

Shareholder Proposals. The Company does not intend to hold meetings of shareholders except to the extent that such meetings may be required under the 1940 Act or state law. Under the Company's By-Laws, shareholders owning in the aggregate 10% of the outstanding shares of all classes of the Company have the right to call a meeting of shareholders to consider the removal of one or more directors. Shareholders who wish to submit proposals for inclusion in a proxy statement for a subsequent shareholder meeting should submit their written proposals to the Company at its principal office within a reasonable time before such meeting. The timely submission of a proposal does not guarantee its consideration at the meeting.